EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of National Technical Systems, Inc. to be filed on July 29, 2008 for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 2, 2008, with respect to the consolidated financial statements and schedule of National Technical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 24, 2008